Exhibit 99.1

Inquiries should be directed to:

Investor Relations Contact Craig Jackson, VP & Assistant Treasurer phone (937) 259-7033	News Media Contact phone (937) 224-5940 e-mail communications@dplinc.com

DPL Reports Third Quarter 2010 Earnings;

Affirms 2010 and Announces 2011 Earnings Guidance;

Announces Up To $200 Million Share Repurchase Plan

DAYTON, Ohio — October 28, 2010 — DPL Inc. (NYSE: DPL) today reported third quarter 2010 earnings of $0.74 per share, compared to $0.59 per share for the same period in 2009.  For the nine months ended September 30, 2010, earnings were $1.88 per share compared to $1.58 per share for the same period in 2009.  Earnings per share information reported in this press release is based on diluted shares outstanding unless otherwise noted.  Average total diluted shares outstanding were 116.3 million for the third quarter 2010 and 114.4 million for the same period in 2009.

“We had a solid quarter driven by sustained hot weather and improved economic conditions, and we remain on track to achieve our 2010 earnings estimates,” said Paul Barbas, DPL President and CEO.

Third Quarter 2010 Financial Results

Revenues increased $109.6 million, or 27%, to $516.9 million for the three months ended September 30, 2010 compared to $407.3 million for the same period in 2009.  This increase was primarily the result of higher average retail and wholesale rates, higher retail sales volume, and increased RTO capacity revenues partially offset by lower wholesale sales volume.

Retail revenues increased $83.8 million resulting primarily from the implementation of the fuel rider, continued recovery of transmission, capacity and environmental costs, and a 15% increase in retail sales volume.  The increase in retail sales volume was due primarily to improved economic conditions and favorable weather as total cooling degree days were 100% higher than the same period in 2009 and 33% above normal.

Wholesale revenues were relatively flat compared to third quarter 2009.  This was due to a 47% increase in average wholesale prices, offset by a 32% decrease in wholesale sales volume.

RTO capacity revenues and other revenues increased $25.5 million primarily due to a $23.9 million increase in PJM capacity revenue.

	Three Months Ended September 30,
$ in millions	2010	2009	Variance
Retail	$402.6	$318.8	$83.8
Wholesale	31.2	30.9	0.3
RTO Revenues	23.4	21.5	1.9
RTO Capacity Revenues	57.0	33.1	23.9
Other Revenues	2.7	3.0	(0.3)
Total Revenues	$516.9	$407.3	$109.6

For the nine months ended September 30, 2010, revenues increased $230.1 million, or 19%, to $1,413.6 million compared to $1,183.5 million for the same period in 2009.

Fuel costs, which include coal (net of gains on sales), gas, oil, and emission allowances (net of gains on sales), increased $19.9 million, or 24%, for the three months ended September 30, 2010 compared to the same period in 2009.  The increase was primarily due to a $10.3 million decrease in gains realized from coal and emission allowance sales and a 16% increase in average fuel prices, partially offset by a 5% reduction in generation volume.

	Three Months Ended September 30,
$ in millions	2010	2009	Variance
Fuel Costs	$105.5	$95.9	$9.6
Gains from Sale of Coal	(1.1)	(10.8)	9.7
Gains from Sale of Emission Allowances	(0.1)	(0.7)	0.6
Total Fuel Costs	$104.3	$84.4	$19.9

For the nine months ended September 30, 2010, fuel costs increased $55.4 million, or 23%, to $297.1 million compared to $241.7 million for the same period in 2009.

Purchased power costs increased $54.0 million, or 83%, for the three months ended September 30, 2010 compared to the same period in 2009.  This increase was primarily due to a $34.9 million increase in RTO capacity and other RTO charges, a $14.9 million increase resulting from an increase in average purchased power prices and a 60%, or $4.2 million, increase in purchased power volume.

	Three Months Ended September 30,
$ in millions	2010	2009	Variance
Purchased Power	$26.1	$7.0	$19.1
RTO Charges	33.5	25.9	7.6
RTO Capacity Charges	52.9	31.2	21.7
Recovery/(Deferral) of RTO Expenses, Net	6.5	0.9	5.6
Total Purchased Power	$119.0	$65.0	$54.0

For the nine months ended September 30, 2010, purchased power costs increased $94.7 million, or 50%, to $282.7 million compared to $188.0 million for the same period in 2009.

Gross margin increased $35.7 million, or 14%, to $293.6 million for the three months ended September 30, 2010 compared to $257.9 million for the same period in 2009. For the nine months ended September 30, 2010, gross margin increased $80.0 million, or 11%, to $833.8 million compared to $753.8 million for the same period in 2009.

Operation and maintenance expense increased $9.1 million, or 12%, for the three months ended September 30, 2010 compared to the same period in 2009.  The increase was primarily attributable to a $4.8 million increase in customer program and low-income assistance costs, both of which relate to costs recovered through retail rate riders and a $4.0 million increase in health insurance and disability costs primarily due to a number of employees going on long-term disability.

For the nine months ended September 30, 2010, operation and maintenance expense increased $21.5 million, or 9%, to $252.3 million compared to $230.8 million for the same period in 2009.

Depreciation and amortization expense decreased $3.9 million, or 11%, for the three months ended September 30, 2010 compared to the same period in 2009.  This decrease was primarily due to lower depreciation rates on generation property which were implemented during the third quarter of 2010.

For the nine months ended September 30, 2010, depreciation and amortization expense decreased $2.5 million, or 2%, to $105.3 million compared to $107.8 million for the same period in 2009.

General taxes increased $2.4 million, or 8%, for the three months ended September 30, 2010 compared to the same period in 2009 primarily due to increased state excise taxes associated with higher retail sales volumes.

For the nine months ended September 30, 2010, general taxes increased $6.5 million, or 7%, to $96.3 million compared to $89.8 million for the same period in 2009.

Interest expense decreased $2.0 million, or 10%, for the three months ended September 30, 2010 compared to the same period in 2009.  This decrease was primarily the result of interest savings related to the early payment in December 2009 of $52.4 million of the $195 million 8.125% Note to DPL Capital Trust II.

For the nine months ended September 30, 2010, interest expense decreased $7.7 million, or 13%, to $53.0 million compared to $60.7 million for the same period in 2009.

Income taxes for the three months ended September 30, 2010 increased $12.2 million, or 43%, compared to the same period in 2009 primarily due to an increase in pre-tax income.

For the nine months ended September 30, 2010, income taxes increased $22.7 million, or 27%, to $106.9 million compared to $84.2 million for the same period in 2009.

Liquidity and Cash Flow

DPL’s cash and cash equivalents totaled $139.1 million at September 30, 2010 compared to $74.9 million at December 31, 2009.  The increase in cash and cash equivalents was primarily attributed to $331.6 million of cash generated from operating activities partially offset by $113.7 million of capital expenditures, $104.8 million of dividends paid on common stock and net purchases of $48.3 million of short-term investments.

Construction expenditures were $113.7 million and $134.6 million during the nine month periods ended September 30, 2010 and 2009, respectively, and are expected to approximate $180 million in 2010.

Capital projects are subject to continuing review and are revised in light of changes in financial and economic conditions, load forecasts, legislative and regulatory developments and changing environmental standards, among other factors.  For the period 2010 through 2012, DPL is projecting to spend an estimated $760 million on capital projects. This represents a $150 million increase over previous estimates and is due to expected capital costs associated with incremental transmission and distribution projects.

2010 - 2011 Earnings Guidance

DPL has affirmed its 2010 earnings guidance of $2.35 to $2.55 per share.  Additionally, DPL’s 2011 earnings are estimated to be in the range of $2.30 to $2.55 per share.  The company will discuss its 2010 and 2011 earnings guidance during its third quarter 2010 conference call and webcast.

DPL Board Approves Share Repurchase Plan

On October 27, 2010, DPL’s Board of Directors approved a new share repurchase plan to acquire up to $200 million of DPL common stock.  Under this plan, DPL may repurchase its common stock from time to time in the open market, through private transactions or otherwise, on such terms and conditions as the company deems appropriate. The company expects to subject the purchases to restrictions relating to volume, price and timing in an effort to minimize the impact of the purchases upon the market for its common stock. DPL intends to fund purchases from cash on hand, available borrowings, cash flow from operations and proceeds from potential debt or other capital market transactions.  The plan will run through December 31, 2013, but may be modified or terminated at any time without prior notice.

Conference Call and Webcast

At 9:00 a.m. Eastern Time on Friday, October 29, 2010, DPL will host a conference call and webcast to review third quarter 2010 financial results, discuss recent company events, and review its 2010 and 2011 earnings guidance and other projections.  The conference call will be available in listen-only mode for investors, media and the public by dialing 888-713-4211 for domestic participants or 617-213-4864 for international callers.  The access code is 22191361.  Please dial into the call at least 15 minutes prior to the start of the call to register.

The webcast can be accessed real-time at www.dplinc.com.  Interested parties are encouraged to visit the website at least 15 minutes prior to the start of the webcast to register.  The webcast will be available for replay on the DPL website in the investor relations section following the conference call.

About DPL

DPL Inc. (NYSE:DPL) is a regional energy company. DPL was named one of Forbes’ “100 Most Trustworthy Companies” for the second consecutive year in 2010.

DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 3,700 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 900 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Matters discussed in this press release that relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements.  Forward-looking statements are based on management’s beliefs, assumptions and expectations of future economic performance, taking into account the information currently available to management.  These statements are not statements of historical fact and are typically identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” and similar expressions.  Such forward-looking statements are subject to risks and uncertainties, and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond our control, including but not limited to: abnormal or severe weather and catastrophic weather-related damage; unusual maintenance or repair requirements; changes in fuel costs and purchased power, coal, environmental emissions, natural gas, oil, and other commodity prices; volatility and changes in markets for electricity and other energy-related commodities; performance of our suppliers and other counterparties; increased competition and deregulation in the electric utility industry; increased competition in the retail generation market; changes in interest rates; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, emission levels and regulations, rate structures or tax laws; changes in federal and/or state environmental laws and regulations to which DPL and its subsidiaries are subject; the development and operation of Regional Transmission Organizations (RTOs), including PJM Interconnection, L.L.C. (PJM) to which DPL’s operating subsidiary (DP&L) has given control of its transmission functions; changes in our purchasing processes, pricing, delays, employee, contractor, and supplier performance and availability; significant delays associated with large construction projects; growth in our service territory and changes in demand and demographic patterns; changes in accounting rules and the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; financial market conditions, including impacts the current financial crisis may have on our business and financial condition; the outcomes of litigation and regulatory investigations, proceedings or inquiries; general economic conditions; and the risks and other factors discussed in DPL’s and DP&L’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date of the document in which they are made.  We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

The information contained herein is submitted for general information and not in connection with any sale or offer for sale of, or solicitation of any offer to buy, any securities.

DPL Inc.

CONDENSED CONSOLIDATED STATEMENTS OF RESULTS OF OPERATIONS

	Three Months Ended
	September 30,
$ in millions except per share amounts	2010	2009
	(unaudited)
Revenues	$516.9	$407.3

Cost of revenues:
Fuel	104.3	84.4
Purchased power	119.0	65.0

Total cost of revenues	223.3	149.4

Gross margin	293.6	257.9

Operating expenses:
Operation and maintenance	84.2	75.1
Depreciation and amortization	32.2	36.1
General taxes	32.6	30.2

Total operating expenses	149.0	141.4

Operating income	144.6	116.5

Other income / (expense), net:
Investment income	0.3	0.1
Interest expense	(17.6)	(19.6)
Other income / (deductions)	(0.5)	(0.9)
Total other income / (expense), net	(17.8)	(20.4)

Earnings before income tax	126.8	96.1

Income tax expense	40.4	28.2

Net income	$86.4	$67.9

Average number of common shares outstanding (millions):
Basic	115.8	112.4
Diluted	116.3	114.4

Earnings per share of common stock:
Basic	$0.75	$0.60
Diluted	$0.74	$0.59

Dividends paid per share of common stock	$0.3025	$0.2850

DPL Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
$ in millions	2010	2009
	(unaudited)
Cash flows from operating activities:
Net income	$218.8	$179.2

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	105.3	107.8
Deferred income taxes	38.7	205.5
Unamortized investment tax credit	(2.1)	(2.1)
Changes in certain assets and liabilities	(54.5)	(207.6)
Other	25.4	7.7
Net cash provided by operating activities	331.6	290.5

Cash flows from investing activities:
Capital expenditures	(113.7)	(134.6)
Purchases of short-term investments and securities	(62.7)	(10.1)
Sales of short-term investments and securities	14.4	15.1
Other	1.7	2.9
Net cash used for investing activities	(160.3)	(126.7)

Cash flows from financing activities:
Dividends paid on common stock	(104.8)	(95.7)
Repurchase of warrants	—	(15.9)
Retirement of long-term debt	—	(175.0)
Withdrawal of restricted funds held in trust	—	6.7
Withdrawals from revolving credit facilities	—	260.0
Repayment of borrowings from revolving credit facilities	—	(145.0)
Repurchase of DPL Inc. common stock	(3.9)	—
Exercise of stock options	1.4	1.3
Tax impact related to exercise of stock options	0.2	0.1
Net cash used for financing activities	(107.1)	(163.5)

Cash and cash equivalents:
Net change	64.2	0.3
Balance at beginning of period	74.9	62.5

Cash and cash equivalents at end of period	$139.1	$62.8

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$59.6	$67.1
Income taxes paid / (refunded), net	$60.8	$(4.8)
Non-cash financing and investing activities:
Accruals for capital expenditures	$14.1	$9.3

DPL Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

	At	At
	September 30,	December 31,
$ in millions	2010	2009
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$139.1	$74.9
Short-term investments	48.3	—
Accounts receivable, net	208.6	212.8
Inventories, at average cost	115.1	125.7
Taxes applicable to subsequent years	15.3	59.5
Other prepayments and current assets	34.1	24.1
Total current assets	560.5	497.0
Property, plant and equipment:
Property, plant and equipment	5,333.2	5,269.2
Less: Accumulated depreciation and amortization	(2,532.2)	(2,466.0)
	2,801.0	2,803.2

Construction work in process	101.5	89.0
Total net property, plant and equipment	2,902.5	2,892.2
Other noncurrent assets:
Regulatory assets	200.5	214.2
Other deferred assets	44.2	38.3
Total other noncurrent assets	244.7	252.5

Total Assets	$3,707.7	$3,641.7

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current portion - long-term debt	$397.4	$100.6
Accounts payable	69.5	77.2
Accrued taxes	70.9	70.2
Accrued interest	18.3	23.5
Customer security deposits	18.3	19.4
Other current liabilities	56.3	24.0
Total current liabilities	630.7	314.9

Noncurrent liabilities:
Long-term debt	926.4	1,223.5
Deferred taxes	600.4	569.1
Regulatory liabilities	131.6	125.4
Pension, retiree, and other benefits	65.1	111.7
Unamortized investment tax credit	33.1	35.2
Insurance and claims costs	16.0	16.2
Other deferred credits	71.7	122.9
Total noncurrent liabilities	1,844.3	2,204.0

Redeemable preferred stock of subsidiary	22.9	22.9

Common shareholders' equity:
Common stock, at par value of $0.01 per share	1.2	1.2
Warrants	2.9	2.9
Common stock held by employee plans	(14.2)	(19.3)
Accumulated other comprehensive loss	(40.1)	(29.0)
Retained earnings	1,260.0	1,144.1
Total common shareholders' equity	1,209.8	1,099.9

Total Liabilities and Shareholders' Equity	$3,707.7	$3,641.7

DPL Inc.

OPERATING STATISTICS

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Electric Sales (millions of kWh):
Residential	1,515	1,237	4,224	3,862
Commercial	1,121	961	2,931	2,799
Industrial	939	909	2,717	2,522
Other retail	399	353	1,096	1,049
Total retail	3,974	3,460	10,968	10,232

Wholesale	625	915	2,170	2,039

Total electric sales	4,599	4,375	13,138	12,271

Operating Revenues ($ in thousands):
Residential	$194,510	$143,668	$520,599	$419,528
Commercial	107,503	86,491	289,925	249,133
Industrial	66,909	61,218	196,780	172,094
Other retail	30,832	25,324	85,622	74,290
Other miscellaneous revenues	2,854	2,135	6,949	6,248
Total retail	402,608	318,836	1,099,875	921,293

Wholesale	31,124	30,951	110,473	81,534

RTO revenues	80,384	54,547	194,307	171,578

Other revenues	2,769	3,025	8,901	9,118

Total operating revenues	$516,885	$407,359	$1,413,556	$1,183,523

Other Statistics:
Average price per kWh - retail (cents)	10.06	9.15	9.96	8.94
Fuel cost per net kWh generated (cents)	2.51	2.30	2.40	2.41
Fuel cost per net kWh generated (cents)-includes allowance / coal sales and derivative gains	2.49	1.92	2.38	1.98
Electric customers at end of period	513,776	513,677	513,776	513,677
Average kWh use per residential customer	3,328	2,716	9,264	8,464
Peak demand - maximum one-hour use (mw)	2,924	2,726	2,924	2,909
Total generation (millions of kWh)	4,201	4,428	12,446	12,212

Degree Days
Heating	52	75	3,475	3,521
Cooling	849	424	1,225	731

Inquiries concerning this report should be directed to:

Craig Jackson

Vice President & Assistant Treasurer

Telephone (937) 259-7033

The information contained herein is submitted for general information and not in connection with any sale or offer for sale of,

or solicitation of any offer to buy, any securities.